Exhibit 21.1

List of Subsidiaries of Global Market Group Limited (the “Registrant”)

Subsidiaries

1.	Global Market Group (Asia) Limited, a Hong Kong company

2.	Global Market Group (Guangzhou) Co., Ltd. (广州龙媒计算机科技有限公司 in Chinese), a PRC company

3.	Shenzhen Long Mei Network Technology Co., Ltd. (深圳龙媒网络技术有限公司in Chinese), a PRC company

4.	Shenzhen Global Market Information Technology Co., Ltd. (深圳高宝玛琪信息科技有限公司in Chinese), a PRC company

5.	Suzhou Long Mei Information Technology Co., Ltd. (苏州龙媒信息科技有限公司in Chinese), a PRC company

Entity That the Registrant Controls Through Contractual Arrangements

6.	Guangzhou Shen Long Computer Technology Co., Ltd. (广州燊龙计算机科技有限公司in Chinese), a PRC company